Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion by reference in the Registration Statement on Form F-3 (the “Form F-3”), of our auditor’s report dated July 25, 2024 (except for the reverse share split described in Note 1, 4, 5, 9, 10, 12 and the subsequent events described in Note 19, as to which the date is January 23, 2025) relating to the consolidated financial statements of Psyence Biomedical Ltd. as at March 31, 2024 and 2023, and for each of the years in the two-year period ended March 31, 2024, as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Form F-3.

Chartered Professional Accountants
Licensed Public Accountants

Burlington, Canada
March 4, 2025